Exhibit 10.10

Blue Ridge Paper Products Inc.

1 West Pack Square, Suite #1100

Asheville, NC 28801

September 16, 1999

Richard Lozyniak

144 Topstone Road

Redding, CT 06896

Dear Rich:

This letter sets forth our agreement on the terms and conditions of your employment by Blue Ridge Paper Products Inc. (the “Company”).  The effectiveness of this letter agreement, and any agreements contemplated pursuant to paragraphs 7 and 8 hereof, is subject, however, to its approval by more than seventy-five (75%) of the shareholders of Blue Ridge Holding Corp. (the “Parent”), which is the owner of all of the stock of the Company, and of the Company, and of which approvals you will promptly be advised in writing:

1.                                       Position.  The Company will employ you as Chief Financial Officer and Treasurer of the Company.  In such capacity you will report to the President and Chief Executive Officer (the “CEO”) of the Company.  You agree that you shall devote your full business time and efforts to promote the interests of the Company.

2.                                       Term.  The term (the “Term”) of this letter agreement shall commence on June 28, 1999 (the “Effective Date”) and shall continue through and including the earlier of (i) the fifth anniversary of the Effective Date or (ii) the date on which this letter agreement is terminated pursuant to paragraphs 12, 13, 14, or 15 of this letter agreement.

3.                                       Duties.  You shall have such duties and responsibilities as are consistent with the role of Chief Financial Officer and Treasurer of the Company, and such other duties and responsibilities as the President and CEO may reasonably assign to you.

4.                                       Location.  You shall perform your services hereunder primarily at the Company office in Asheville, North Carolina but understand and agree that the Company may require you to travel away from such office as may reasonably be required to fulfill your duties hereunder.  The Company shall pay the reasonable and customary expenses you incur in connection with your move from Redding,

Connecticut to the Asheville, North Carolina area, including a reasonable home purchase program and reimbursement of reasonable expenses, including closing costs and real estate brokerage commissions incurred in connection with the sale of your current home in Connecticut.

5.                                       Salary.  The Company will pay you a base salary (“Salary”), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law or elected by you in accordance with the Company’s benefit plans, at an annual rate of $200,000 until the third anniversary of the Effective Date.  Thereafter until the end of the Term, your Salary may be increased but not decreased after consultation between you and the Company; provided that any such increase shall be in the sole discretion of the Board of Directors of the Company (the “Board”).  The parties to this letter agreement acknowledge that the initial salary reflects a negotiated reduction in pay consistent with similar reductions in compensation being asked of other employees of the Company based on the projected financial condition of the Company on the date of its inception.

6.                                       Bonus.  You will be eligible to receive an annual cash bonus payment (the “Annual Bonus”) calculated as follows:

(a)                                  Calculation.  If the Company’s actual EBITDA (as defined below) for a fiscal year exceeds 75% of its target for EBITDA (the “Target EBITDA”) for such fiscal year (such Target EBITDAs are set forth on Exhibit A, attached to and made a part of this letter agreement), then your Annual Bonus for such fiscal year shall be not less than the product of (i) $2,667 multiplied by (ii) the number of percentage points (not to exceed seventy-five (75)), rounded to the nearest percentage point, by which the Company’s actual EBITDA for such fiscal year exceeds 75% of the Target EBITDA for such fiscal year.  Except in respect of a fiscal year of the Company during which your employment is terminated pursuant to paragraphs 12, 13, 14 or 15 hereof other than by death or Disability, your Annual Bonus with respect to any fiscal year of the Company commencing, but not ending, during the Term shall be equal to the product of the amount calculated in the manner set forth in the preceding sentence in respect of such fiscal year multiplied by a fraction, the numerator of which is the number of calendar days in such fiscal year prior to the end of the Term and the denominator of which is 365.  Except as set forth in subparagraph 6(c), if the Company’s actual EBITDA for any fiscal year commencing during the Term is less than 75% of Target EBITDA for such fiscal year, your Annual Bonus in respect of such fiscal year shall be determined by the Board in its sole discretion.

(b)                                 “EBITDA.”  For purposes of this letter agreement, actual “EBITDA” means, for a given period, the accounting earnings for the Company determined under U.S. generally accepted accounting principles, as applied on a consistent basis, before taking into account any interest expense, any provision for income taxes or any depreciation or amortization expense, and excluding for this purpose extraordinary gains and losses unless included in the determination of the applicable Target EBITDA.

(c)                                  Fiscal 1999.  Your Annual Bonus for the fiscal year of the Company ending December 31, 1999 shall equal the greater of (i) the product of the amount calculated pursuant to the first sentence of subparagraph (a) above in respect of the 1999 fiscal year of the Company multiplied by a fraction, the numerator of which is the number of calendar days after May 14, 1999 in such fiscal year and the denominator of which is 365 and (ii) $100,000.

(d)                                 Payment.  The Annual Bonus, if any, will be paid as soon as practicable following the end of the fiscal year to which it relates, but not later than thirty (30) days following the Company’s receipt of audited financial statements for such fiscal year.

7.                                       Contingent Equity.  Simultaneously with the execution of this letter agreement, the Company shall grant to you units, representing 63,000 restricted shares of the common stock of Parent, which number of shares is equal to one-half of one percent (0.5%) of the fully diluted common stock of the Parent on the date hereof, in accordance with the terms and conditions set forth in the Restricted Stock Unit Award Framework, attached and made a part hereof as Exhibit B hereto.

8.                                       Purchased Equity.  Following the execution of this letter agreement, the Company will make reasonable efforts to provide you with the opportunity to purchase from Parent up to 31,500 shares of the common stock of Parent, representing a 0.25% equity interest in Parent on the date hereof, together with a related preferred security of Parent in accordance with the terms and conditions set forth in the Equity Purchase Agreement Framework, attached and made a part hereof as Exhibit C hereto.

9.                                       Employee Benefit Programs.  You will be entitled to participate during the Term in such pension, savings, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained by the Company from time to time during the Term, each subject to the terms and provisions of such plans or programs (collectively, “Benefits”).  In addition, the Company shall make annual contributions to your account under and in accordance with the terms of the Blue Ridge Paper Products Employee Stock Ownership Plan.  You shall also receive payment for country club initiation fees and periodic membership fees and expenses and use of an appropriate automobile (made in the United States by unionized employees) including reimbursement of reasonable gas, oil, maintenance and insurance expenses, during the Term.

10.                                 Expenses.  The Company will reimburse you for reasonable, business-related expenses you incur in connection with the performance of your duties hereunder, subject, however, to the Company’s policies relating to reimbursement of business-related expenses as in effect from time to time during the Term, including reasonable and customary attorney fees associated with the preparation of this letter agreement in an amount not greater than $7,000 in the aggregate.

11.                                 Vacation.  You will be entitled to four (4) weeks of paid vacation per annum during the Term in accordance with Company policy.  Vacation scheduling will be on a mutually agreeable basis, in accordance with the Company’s reasonable business needs.

12.                                 Termination for Cause.  The Company may terminate your employment at any time for “Cause,” as defined below.  If your employment is terminated by the Company for Cause, the Company will pay to you any Salary and other compensation earned but not paid to you prior to the date of such termination.  Other than such payment, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

For purposes of this letter agreement, “Cause” shall mean: (i) the willful failure or refusal by you to perform your duties hereunder (other than any such failure or refusal resulting from your incapacity due to physical or mental illness); provided that the Company shall provide you with notice of such failure or refusal and you shall not have remedied such failure or refusal within fifteen days of receipt of notice thereof; (ii) the commission by you of any material act of dishonesty or breach of trust in connection with the performance of your duties hereunder; (iii) your being convicted of, or pleading guilty or no contest to, any felony or any lesser crime having as its predicate element fraud, dishonesty or misappropriation; or (iv) a termination due to a material breach of your obligations under paragraphs 16, 17, 18 or 19 of this Agreement, in each case as determined in good faith by the Board.  For purposes of clause (i), no failure or refusal on your part shall be deemed “willful” if done, or omitted to be done, by you in the reasonable belief that your failure or refusal was in the best interest of the Company.

13.                                 Termination Without Cause.  The Company may terminate your employment at any time without Cause.  If your employment is terminated by the Company without Cause, the Company shall (i) pay to you Salary, in accordance with the normal pay practices of the Company, until the date (the “Salary Continuation Date”) which shall be the later of (A) the third anniversary of the date hereof or (B) the date which is the first anniversary of the date of the termination of your employment; (ii) provide to you benefits substantially equivalent to the Benefits to which you are entitled on the date of such termination until the Salary Continuation Date and (iii) pay to you on the Salary Continuation Date the product of (y) $16,666.67 and (z) the number of calendar months ending prior to the date of such termination in the fiscal year of the Company during which such termination occurs; provided further that any obligations of the Company to you pursuant to this paragraph 13 shall terminate upon any matter constituting a material breach of your obligations under paragraphs 16, 17, 18 or 19 becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph 13, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

14.                                 Termination With Good Reason.  You may voluntarily terminate your employment at any time with “Good Reason.”  In the event of any such termination under this paragraph 14, the Company shall (i) pay to you Salary until Salary Continuation Date; (ii) provide to you Benefits substantially equivalent to the Benefits to which you are entitled on the date of such termination until the Salary Continuation Date and (iii) pay to you on the Salary Continuation Date the product of (y) $16,666.67 and (z) the number of calendar months ending prior to the date of such termination in the fiscal year of the Company during which such termination occurs; provided further that any obligations of the Company to you pursuant to this paragraph 14 shall terminate upon any matter constituting a material breach of your obligations under paragraphs 16, 17, 18 or 19 becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph 14, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

For purposes of this letter agreement, “Good Reason” shall mean the Company, without your consent, (i) assigning to you duties inconsistent with your position, title, authority or duties which results in a substantial diminution of such position, title, authority or duties; provided that you shall provide the Company with notice of such diminution and the Company shall not have remedied such diminution within fifteen days of receipt of notice thereof; or (ii) materially breaching this letter agreement.

15.                                 Termination Without Good Reason; Death and Disability.  You may voluntarily terminate your employment without “Good Reason” (as defined above) upon providing ninety (90) days written notice to the Company, or such shorter notice period as the Company may allow.  If your employment is terminated pursuant to this paragraph 15, the Company will pay to you any Salary and other compensation earned but not paid to you prior to the date of such termination.  Other than such payment upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

Your employment shall terminate automatically upon your death during the Term in which case your surviving spouse or estate shall be entitled to receive in a lump sum your Salary for one year and any Salary and other compensation earned, but not paid to you prior to your death.  Your employment shall also terminate automatically upon your Disability, in which case you shall be entitled to receive in a lump sum, the same amount that your surviving spouse or estate is entitled to receive in the event of your death.  For purposes of this letter agreement, “Disability” shall be deemed to occur if, as a result of your incapacity due to physical or mental illness, you (i) shall have been absent from the full-time performance of your duties with the Company for a period of six (6) consecutive months, the Company shall have given you a notice of termination for Disability and, within thirty (30) days after such notice of termination is given, you shall not have returned to the full-time performance of your duties or (ii) shall have been absent from the full time performance of your duties with the Company for 200 or more days in any 240 consecutive day period.

16.                                 Non-Competition.  By signing this letter agreement and accepting this offer of employment, you acknowledge and agree that the services which you will perform for the Company are services which are unique and extraordinary and that, by reason of your employment, you will acquire and have access to proprietary and “Confidential Information,” as defined in paragraph 18 below, and trade secrets concerning the Company’s operations, future plans and methods of doing business and those of the Company’s affiliates.  Accordingly, you agree that:

(a)                                  If, for any reason (other than Good Reason as defined above), you decide to terminate your employment with the Company, you will provide the Company with ninety (90) days written notice.  To the extent available, such written notice will include the name of your new employer and a description of your new position, duties and responsibilities, which information the Company agrees to keep confidential and to disclose only with your prior written consent, other than as required by law or legal process.

(b)                                 During the term of your employment and during the Restrictive Period, as defined below, you will not, absent prior written consent from the Company, directly or indirectly, engage in a Competitive Business Activity in the United States.  The term “Competitive Business Activity” shall mean:

(i)                                     engaging in, or managing or directing persons engaged in the manufacture, sale or distribution of liquid packaging board, including carton products manufactured by the Company’s converting businesses, or uncoated freesheet paper for envelopes, or any other paper product of similar specificity which the Company or any affiliate of the Company manufactures, sells or distributes, other than in a de minimus amount (“Competing Business”), whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

(ii)                                  acquiring or having an ownership interest in any entity that derives more than 10% of its gross revenues from any Competing

Business, except for ownership of 1% or less of the shares of any entity whose securities are freely tradable on an established market; or

(iii)                               participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in subparagraph (ii) immediately above.

The term “Restrictive Period” shall mean the period beginning upon a termination of your employment with the Company and ending on the date which is (i) in the event that your employment is terminated pursuant to paragraphs 12 or 15, the second anniversary of such termination or (ii) in the event that your employment is terminated pursuant to paragraphs 13 or 14, the Salary Continuation Date.

17.                                 Non-Solicitation.  During the term of your employment and during the Restrictive Period, you will not, either for your benefit or for the benefit of any other person or entity, directly or indirectly solicit any contractor or employee of the Company or its affiliates to terminate his or her employment or other relationship with the Company or its affiliates.

18.                                 Non-Disclosure of Confidential Information.  By signing this letter agreement and accepting this offer of employment, you recognize that the services to be performed by you as an employee of the Company are unique services, and that by reason of your employment you will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients.  Accordingly, you hereby covenant that you will not at any time during your employment by the Company or any time thereafter, other than as required by law or legal process, reveal or divulge to any person, firm, corporation or other business entity or use for your own personal or business purposes any trade secrets or confidential information or knowledge relating to the business or businesses of the Company, its affiliates or their respective clients including, without limiting the generality of the foregoing, any such information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademarks, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers, ultimate consumers or affiliates (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not include information that (i) is, or becomes through no breach of your obligations hereunder, generally known to the public; or (ii) becomes known to you from sources other than the Company or its affiliates under circumstances not involving any breach of an agreement to which any such source is a party or (iii) was known to you prior to the Effective Date.  As used in this letter agreement, the term “affiliate” means each corporation or other business entity at any time directly or indirectly controlling, controlled by, or under common control with the Company, its successors or assigns.  As of date hereof, the Company has no affiliates other than Parent and KPS Special Situations Fund, L.P. which, as of the date hereof, are not engaged in any activity which constitutes a Competing Business.  As used in this letter agreement, the term “client” means any person, firm or corporation to whom more than a de minimus amount of goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time you learn of such person’s, firm’s or corporation’s Confidential Information, or to whom the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities.  You acknowledge that any materials or documents relating to the Company’s Confidential Information, in existence or developed in the future, including all copies thereof, are proprietary to the Company and shall, following the termination of your employment, regardless of the circumstances thereof or reasons therefor, remain the Company’s sole and exclusive property and that you shall immediately return all such materials and documents including any copies thereof to the Company upon any termination of your employment or upon any prior request.

19.                                 Customer and Supplier Solicitation.  During the term of your employment and during the Restrictive Period, you shall not divert, or attempt to divert any person, business or entity from doing business with the Company, nor will you attempt to induce any such person, business or entity to cease being a customer of or supplier to the Company.

20.                                 Remedy.  You hereby recognize and agree that the Company would not have an adequate remedy at law or in equity for the breach or threatened breach by you of any one or more of the covenants set forth in paragraphs 16, 17, 18 and 19 and agree that, in addition to such other remedies as may be available to the Company, in law or in equity, the Company may obtain an injunction or restraining order, without the posting of any bond or security and without the proof of special damages, to enjoin you from the breach or threatened breach of such covenants.  The restrictions set forth in paragraphs 16, 17, 18 and 19 are considered by you and the Company to be reasonable for the purposes of protecting the business of the Company.  However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it is too broad, it is the intention of you and the Company that such restriction shall be interpreted to be as broad as possible consistent with allowing its enforceability.

21.                                 Arbitration: Costs, Fees and Expenses.  Except for disputes with respect to paragraphs 16, 17, 18 and 19 hereof, any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be submitted to arbitration in Charlotte, North Carolina before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto.  All costs, fees and expenses relating to any dispute arising out of this letter agreement or any of its terms and provisions, including the parties’ attorney’s fees, shall be borne by the party not prevailing in the resolution of such dispute.

22.                                 Survival of Obligations.  You agree that your obligations under paragraphs 16, 17, 18, 19 and 21, and the Company agrees that its obligations under paragraphs 7, 8, 10, 11, 12, 13, 14, 15, 16(a) and 21, will survive any termination of your employment.

23.                                 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by reputable commercial messenger service or by registered or certified mail, postage prepaid, return receipt requested, addressed to you at 1 Stuyvesant Crescent, Asheville, NC 28803, and to the Company at the address appearing on the top of the first page of this letter agreement and shall be deemed to have been received on the date of receipt if delivered personally or by reputable commercial messenger service or three business days after posting if by registered or certified mail.

24.                                 Conflicting Agreements.  By signing this letter agreement and accepting this offer of employment, you hereby represent and warrant to the Company that your accepting this offer and agreeing to the obligations and duties undertaken by you hereunder will not conflict with, violate or constitute a breach of or otherwise violate the terms of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.  You agree to indemnify the Company against all damages, loss and expenses which the Company may incur in connection with a breach of the foregoing representation and warranty.

25.                                 Entire Agreement.  This letter agreement and its Exhibits and Appendices contains the entire understanding and agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect thereto.

26.                                 Amendment.  Following your execution of this letter agreement, no provision thereof may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.

Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

Very truly yours,

Blue Ridge Paper Products Inc.

	By:	/s/ Gordon Jones
Name: Gordon Jones
Title: President and CEO

Agreed to and accepted:

/s/ Richard Lozyniak

EXHIBIT A

COMPANY TARGET EBITDAs

Fiscal Year Ending	Target EBITDA
December 31, 1999	$62,300,000
December 31, 2000	$79,500,000
December 31, 2001	$105,900,900
December 31, 2002	$116,300,000
December 31, 2003	$107,400,000

The Target EBITDA for the fiscal year of the Company ending on December 31, 2004 shall be reasonably determined by the Board, after consultation with Richard Lozyniak, not later than December 31, 2003.

EXHIBIT B

RESTRICTED STOCK UNIT AWARD FRAMEWORK

In accordance with the letter agreement (the “letter agreement”) to which this Exhibit B is attached (the “letter agreement”), Blue Ridge Paper Products Inc.  (the “Company”) shall cause to be granted to Richard Lozyniak (“Executive”), simultaneous with the execution of the letter agreement, certain units representing 63,000 restricted shares of the common stock of Blue Ridge Holding Corp. (the “Parent”).  The effectiveness of this Exhibit B and the grant made hereunder, is subject to its approval by more than 75% of the shareholders of the Company and of the Parent.  Such grant shall be subject to a Restricted Stock Unit Award Agreement which shall be entered into as promptly as practicable following the date hereof and following such approval and shall be consistent with the following terms and conditions:

1.                                       Under the Restricted Stock Unit Award Agreement, Executive will be eligible to receive units representing 63,000 shares of the common stock of Parent which is equal to one-half of one percent (0.5%) of the fully diluted common equity of the Parent (the “Executive Equity Interest”).

2.                                       The Executive Equity Interest shall vest immediately upon a sale or series of sales by KPS Special Situations Fund, L.P. (“KPS”) or any affiliate(s) of KPS in which KPS and such affiliates sell, directly or indirectly, in the aggregate more than eighty percent (80%) of their aggregate initial direct or indirect equity investment in the Company (any such sales or series of sales being hereinafter referred to as a “KPS Exit”).

3.                                       If a KPS Exit does not occur sooner, the Executive Equity Interest shall vest over five (5) years (and ratably on a daily basis within each year) pursuant to the following vesting schedule:

On Date of Grant	30%
In Year 1	0%
In Year 2	0%
In Year 3	20%
In Year 4	25%
In Year 5	25%

For purposes of the above schedule, the terms “Year 1,” “Year 2,” and so on refer to the periods of twelve (12) months which end with the respective anniversaries of the Effective Date of the letter agreement.  The above vesting schedule shall apply only during the period of Executive’s employment with the Company.  If during the Term Executive’s employment with the Company is terminated by the Company without Cause (as defined in the letter agreement) or by Executive for Good Reason (as defined in the letter agreement) or by reason of Executive’s death or Disability (as defined in the letter agreement), a portion of the unvested balance of the Executive Equity Interest as described above shall vest if, and to the extent, necessary in order that not less than 50% of such equity interest is vested on the date of such termination.

4.                                       If at any time prior to the fifth anniversary of the Effective Date of the letter agreement, KPS ceases to control, directly or indirectly, a majority of the Board of Directors of the Company, all of the Executive Equity Interest shall vest, and a KPS Exit shall be deemed to have occurred, immediately upon such cessation of control.

5.                                       The Restricted Stock Unit Award Agreement will contain reasonable provisions governing the disposition of the Executive Equity Interest, including a right of first refusal for the Parent and/or KPS with respect to any proposed sale of Executive’s units; provided, however, that the effect of such provisions shall be no less favorable than the corresponding provisions applicable to equity interests held by KPS or any affiliate of KPS; and provided further that the Restricted Stock Unit Award Agreement shall include the applicable terms set forth on the “Equity Matrix,” attached hereto and made a part hereof as Appendix A.

6.                                       The remaining terms and conditions of the Restricted Stock Unit Award Agreement shall be subject to good faith negotiation between Executive and the Company, neither of which shall unreasonably withhold approval of terms and conditions which are consistent with those set forth above.

2

APPENDIX A

EQUITY MATRIX

	Company Call Right	Executive Put Right	Price of Shares

Death or Disability	The Parent and/or the Company may call all vested Units within ninety (90) days of Executive’s termination date.

Executive may put vested Units within the year following death or disability.  The Parent and/or the Company will make payment no later than one year following the exercise of the put (with interest at the Federal Short Term Rate from the date of exercise through the date of payment).

Fair market value of the shares represented by the vested Units (as determined by the most recent ESOP valuation) on the date Executive exercises the put or the Parent and/or the Company exercises the call.

Discharge Without Cause or Quit With Good Reason	The Parent and/or the Company may call all vested Units within ninety (90) days of Executive’s termination date.

Executive may put vested Units within ninety (90) days of the termination date.  The Parent and/or the Company will make payment no later than one year following the exercise of the put (with interest at the Federal Short Term Rate from the date of exercise through the date of payment).

Fair market value of the shares represented by the vested Units (as determined by the most recent ESOP valuation) on the date of exercise of the call or the put. All unvested Units are forfeited.

Discharge for Cause or Quit Without Good Reason	The Parent and/or the Company may call all vested Units within ninety (90) days of Executive’s termination date.	None. All vested Units will receive a cash payment only in connection with a KPS Exit.	Fair market value of the shares represented by the vested Units (as determined by the most recent ESOP valuation) on the date of exercise of the call or the KPS Exit. All unvested Units are forfeited.

Notes

1.                                       There will be no put rights with respect to either Purchased Equity or Contingent Equity after the stock of the Parent becomes publicly traded provided that Executive’s equity is registered and transferable, subject only to normal securities law restrictions applicable to trading of registered securities by an executive officer of the issuer or typical restrictions put on such transfers by an underwriter of such stock.

2.                                       Any put rights with respect to both Purchased Equity and Contingent Equity will be necessarily subject to those conditions imposed by the Parent financing documents or other contract to which the Parent or the Company is a party or applicable law; provided, however, that any shares held by the Blue Ridge Paper Products Employee Stock Ownership Plan (including on account of Executive) shall have a priority with respect to such redemptions.  Further note that such Equity will be subject to a shareholders’ agreement, the terms of which shall not contradict the terms hereof.

2

EXHIBIT C

EQUITY PURCHASE AGREEMENT FRAMEWORK

In accordance with paragraph 8 of the letter agreement to which this Exhibit C is attached (the “letter agreement”), the Company will make reasonable efforts to provide Richard Lozyniak (“Executive”) with the opportunity to purchase from Blue Ridge Holding Corp. (“Parent”), (i) up to 31,500 shares of the common stock of Parent, which represent one-quarter of one percent (0.25%) of the fully diluted common equity (the “Common Equity”) of Parent and (ii) a related preferred stock security (the “Preferred Security”).  Such equity purchases shall be subject to, and contingent upon, Executive and the Parent and/or the Company entering into a separate subscription or other agreement (the “Equity Purchase Agreement”) in accordance with the following terms and conditions:

1.                                       Executive’s purchase of the Common Equity and the Preferred Security, as applicable, shall be at a price and on terms and conditions no less favorable than any equity purchased by KPS Special Situations Fund, L.P. (“KPS”) or any affiliate of KPS, including any preferred position relative to other purchasers; provided that, unless otherwise agreed to by Executive in his sole discretion, the aggregate price for Executive’s purchase of the Common Equity and the Preferred Security shall not exceed $5.05 per share of Common Equity and related Preferred Security purchased by Executive.

2.                                       The Equity Purchase Agreement will contain reasonable provisions governing the disposition of Executive’s equity interest in the Parent, including a right of first refusal for the Parent and/or KPS with respect to any proposed sale of Executive’s shares; provided, however, that the effect of such provisions shall be no less favorable than the corresponding provisions applicable to equity interests held by KPS or any affiliate of KPS; and provided further that the Equity Purchase Agreement shall include the applicable terms set forth on the “Equity Matrix,” attached hereto and made a part hereof as Appendix A.  In addition, the Equity Purchase Agreement will require the Executive to execute a stockholders’ agreement which, among other things, will govern the transfer, registration voting and disposition of the capital stock governed by the Equity Purchase Agreement.

3.                                       The remaining terms and conditions of the Equity Purchase Agreement shall be subject to good faith negotiation between Executive and the Parent, neither of which shall unreasonably withhold approval of terms and conditions which are consistent with those set forth above.

4.                                       The Preferred Security, shares or units of which shall accompany shares of the Common Equity purchased by Executive, shall contain the same terms and conditions and proportionate value as the preferred stock acquired by KPS and its affiliates on May 14, 1999.

3

APPENDIX A

EQUITY MATRIX

	Company Call Right	Executive Put Right	Price of Shares

Death or Disability	The Parent and/or the Company may call all vested Units within ninety (90) days of Executive’s termination date.

Executive may put vested Units within the year following death or disability.  The Parent and/or the Company will make payment no later than one year following the exercise of the put (with interest at the Federal Short Term Rate from the date of exercise through the date of payment).

Fair market value of the shares represented by the vested Units (as determined by the most recent ESOP valuation) on the date Executive exercises the put or the Parent and/or the Company exercises the call.

Discharge Without Cause or Quit With Good Reason	The Parent and/or the Company may call all vested Units within ninety (90) days of Executive’s termination date.

Executive may put vested Units within ninety (90) days of the termination date.  The Parent and/or the Company will make payment no later than one year following the exercise of the put (with interest at the Federal Short Term Rate from the date of exercise through the date of payment).

Fair market value of the shares represented by the vested Units (as determined by the most recent ESOP valuation) on the date of exercise of the call or the put. All unvested Units are forfeited.

Discharge for Cause or Quit Without Good Reason	The Parent and/or the Company may call all vested Units within ninety (90) days of Executive’s termination date.	None. All vested Units will receive a cash payment only in connection with a KPS Exit.	Fair market value of the shares represented by the vested Units (as determined by the most recent ESOP valuation) on the date of exercise of the call or the KPS Exit. All unvested Units are forfeited.

Notes

1.                                       There will be no put rights with respect to either Purchased Equity or Contingent Equity after the stock of the Parent becomes publicly traded provided that Executive’s equity is registered and transferable, subject only to normal securities law restrictions applicable to trading of registered securities by an executive officer of the issuer or typical restrictions put on such transfers by an underwriter of such stock.

2.                                       Any put rights with respect to both Purchased Equity and Contingent Equity will be necessarily subject to those conditions imposed by the Parent financing documents or other contract to which the Parent or the Company is a party or applicable law; provided, however, that any shares held by the Blue Ridge Paper Products Employee Stock Ownership Plan (including on account of Executive) shall have a priority with respect to such redemptions.  Further note that such Equity will be subject to a shareholders’ agreement, the terms of which shall not contradict the terms hereof.

2

PAUL. WEISS, RIFKIND. WHARTON & CARRISON

1285 AVENUE OF THE AMERICAS	NEW YORK, NEW YORK 10019-6064

September 15, 1999

MEMORANDUM

To Gordon L. Jones	From J. Michael Roebuck

Subject	Lozyniak Employment Agreement

Enclosed please find four execution copies of an employment agreement between Richard Lozyniak and Blue Ridge Paper Products Inc.  After these agreements are executed, please forward one copy to me, retain one copy for your records and give two copies to Rich.

Please feel free to call me at 212-373-3370 with any questions or comments.

J.M.R.

Enclosures

cc:	Stephen Presser
Robert C. Fleder